Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-268702 on Form N-2 of our report dated August 29, 2024, relating to the financial statements and financial highlights of Priority Income Fund, Inc. appearing in the Annual Report on Form N-CSR of Priority Income Fund, Inc. for the year ended June 30, 2024, and to the references to us under the headings “Financial Highlights” and “Senior Securities” in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
October 25, 2024